Dakota Territory Resource Corp Increases Black Hills Property Position

Company Adds Gold Targets in Prolific District

Reno, Nevada, January 7, 2013 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company"), is pleased to announce that it has substantially increased the Company’s property holdings through the acquisition of three groups of unpatented lode mining claims covering approximately 853 acres in the Black Hills of South Dakota.   The property acquisition is located in the heart of a district that has produced approximately 50 million ounces of gold over the past 135 years and is situated to the west, south and southeast of the Company's Blind Gold Property.  With the addition of the new property, Dakota Territory has increased the size of its land package in the Black Hills by approximately 50% to nearly 2,466 acres in total.

In announcing the property acquisition, Richard Bachman, President and CEO of Dakota Territory stated "We are very excited to have acquired properties that we believe hold significant gold exploration potential.  Much of this land was explored by Homestake Mining Company during the 1970's, 80's and 90's, from which we have knowledge to build on.  This acquisition adds substantial depth to the Company through the addition of several new gold targets".

The Company acquired the property from Black Hills Gold Exploration LLC on December 31, 2012, for a purchase price of one million restricted common shares of Dakota Territory valued at $0.15 per share, or $150,000.00.   The property is comprised of three blocks of claims in close proximity to the Company's Blind Gold Property:

About West False Bottom Creek and Paradise Gulch Claims Group   Comprised of  twenty-three unpatented lode mining claims, the West False Bottom Creek and Paradise Gulch claims are located immediately to the south and west of the Blind Gold Property.  The property is overlain by rocks of the Mississippian Paha Sapa Limestone and Cambrian Deadwood Formation that are intruded by Tertiary-age Rhyolite, Quartz Trachyte, and Phonolite igneous rocks, all of which are hosts for gold elsewhere in the district.  Numerous historic prospect pits, adits, and shafts  have been excavated on the property suggesting the occurrence gold mineralization at multiple locales.   The possibility exists for Homestake type gold mineralization under the cover rocks on the property because the Homestake stratigraphic sequence (Ellison, Homestake, and Poorman Formations) outcrops just south of property.

About City Creek Claims Group  The City Creek Claims Group consists of twenty-one unpatented lode mining claims located one mile northeast of the Homestake Open Cut and one mile northwest of City of Deadwood.  The City Creek property geology is dominated by rocks of the Homestake stratigraphic sequence, mainly the Ellison, Homestake, and Poorman formations that outcrop at the surface across the property.  This stratigraphy has been mapped by USGS geologists and was drilled by Homestake Mining Company in the 1970’s and 1980’s.   Homestake's  drilling intersected weak gold mineralization in Homestake formation under the City Creek property in the classic quartz vein, chlorite-arsenopyrite mineralization.   The Homestake formation that outcrops on the City Creek property is complexly folded and represents the extension of Homestake formation northeast from Caledonia and Main Ledge ore bodies at the Homestake Mine.

About Homestake Paleoplacer Claims Group  The Homestake Paleoplacer property consists of thirteen unpatented lode mining claims located one mile north of the Homestake Open Cut. Tertiary-age rhyolite intrusive rocks dominate the outcrop on the property, along with limited outcrops of Cambrian Deadwood formation contained within the rhyolite intrusive.  The rhyolite is in the form of a sill/laccolith 50 to 500 feet thick that overlies the basal quartz pebble conglomerate units of Deadwood formation, that in this area represent the extension of gold bearing paleoplacers sourcing from the Homestake lode at the Open Cut.  More than 10 million ounces of gold are estimated to have been eroded from the Homestake lode, principally from the Caledonia, Main Ledge, and DeSmet ore bodies.  Between 1875 and 1910, approximately 1.5 million ounces of gold were produced from paleoplacer mines including the Minerva, Deadbroke, Baltimore & Deadwood, Esmeralda, Hidden Treasure, Pinney, Omega, Deadwood-Terra, Hawkeye-Pluma, Gentle Annie, and Monitor mines.  Homestake Mining Company drilled at least 23 drill holes in the area testing the basal Deadwood conglomerate under the Homestake Paleoplacer property, which discovered significant gold mineralization with gold geochemistry consistent with the paleoplacer gold deposit model (low silver and low base metals) at a distance approximately 1,800 feet north of the Deadbroke mine, the farthest north known producing paleoplacer mine.

About Dakota Territory Resource Corp

Dakota Territory Resource Corp. is a Nevada Corporation with offices located at Reno.  Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Black Hills of South Dakota.

In terms of total historic US gold production, the Black Hills ranks second only to the Carlin District of northeast Nevada, with the gold production of the Black Hills concentrated in a 100 square mile area known as the Homestake District. Dakota Territory maintains 100% ownership of the 1,612 acre Blind Gold Property located approximately 3 miles northwest and on structural trend with the historic Homestake Gold Mine. Through its 125 year production history, the Homestake Gold Mine produced approximately 40 million ounces of gold and is the largest iron-formation-hosted gold deposit in the world.

In the 1980′s and 1990′s Homestake Mining Company undertook a 70 million dollar exploration program managed by Richard Bachman, President and CEO of Dakota Territory Resource Corp that was focused primarily on the search for a repeat of the Homestake Mine. This program successfully discovered significant new gold mineralization two miles northwest of the producing mine and conclusively proved the continuous extension of the Homestake iron-formation host to a distance of approximately 3 miles and under the Blind Gold Property. Low gold prices forced the suspension of the Homestake effort in 1994 and no further work was conducted prior to the closing of the Mine in 2002.

Dakota Territory Resource Corp. is uniquely positioned by the experience of its management team to leverage the extensive exploration efforts of the past, beginning at the point where the Homestake program ended in 1994.For more information on Dakota Territory Resource Corp please visit the Company's website at http://dakotaterritoryresource.com/.

Investor Relations

Investor Relations Contact: For more information, please contact Constellation Asset Advisors, Inc. (415) 524-8500

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce.  Our property currently does not contain any known proven or probable ore reserves under SEC reporting standards.  Our reference above to the various formations and mineralization believed to exist in our property as compared to historical results and estimates from other property in the district is illustrative only for comparative purposes and is no indication that similar results will be obtained with respect to our property.  U.S. investors are urged to consider closely the disclosure in our latest reports filed with the SEC.  You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.

Safe Harbor Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to: adverse economic conditions, competition, adverse federal, state and local government regulation, inadequate capital, inability to carry out research, development and commercialization plans, loss or retirement of key executives and other specific risks. To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Readers are advised to review our filings with the Securities and Exchange Commission that can be accessed over the Internet at the SEC's website located at http://www.sec.gov.